EXHIBIT 99.1

MIDDLESEX WATER COMPANY

DIVIDEND REINVESTMENT AND COMMON STOCK PURCHASE PLAN

AUTHORIZATION FORM

I hereby authorize Registrar and Transfer Company (Agent) to apply cash dividends from Common Stock of Middlesex Water Company (Company) registered in my name, and or credited to my account under this Plan, and any optional cash payments made by me in accordance with the Plan, to the purchase of full and fractional shares of the Company’s Common Stock.

Social Security Number                                                      Area Code – Telephone Number
If name(s) and address is not preprinted above, please print your name (exactly as it appears on your registered common stock) and address.

☐ FULL DIVIDEND REINVESTMENT on all shares held.
☐ PARTIAL DIVIDEND REINVESTMENT Reinvest dividends on _____ shares of Common Stock registered in my name.
☐ OPTIONAL CASH PAYMENTS
I wish to make an optional cash payment to my Plan account.
AMOUNT ENCLOSED
$__________
(Personal Check)

Stockholder
Stockholder
Dated: __________________________________________________

Completion of this card authorizes Middlesex Water Company to enroll your account in the Dividend Reinvestment and Common Stock Purchase Plan in one of the following ways:

FULL DIVIDEND REINVESTMENT – The dividends on all shares of Middlesex Water Company Common Stock registered in your name as well as shares credited to your account under the Plan will automatically be reinvested in additional shares of Common Stock.

PARTIAL DIVIDEND REINVESTMENT – The dividends on part of Middlesex Water Company Common Stock registered in your name will be reinvested under the Plan.

OPTIONAL CASH PAYMENTS – Optional cash payments may be made at any time.  The minimum optional cash payment is $25 and the maximum amount is $25,000 per quarter.  To make an optional cash payment with this Authorization Form, indicate the amount and enclose a personal check, drawn from a U.S. Bank in U.S. Currency payable to Registrar and Transfer Company, Agent (PO Box 664, Cranford, NJ 07016).

Your participation in the Plan and the Agent’s authorization herein are subject to the terms and conditions set forth in the Prospectus describing the Plan.